Exhibit 99.2

FOR IMMEDIATE RELEASE

Premier, Inc. prices public offering of common stock

CHARLOTTE, N.C. (November 13, 2014) — Premier, Inc. (NASDAQ: PINC) today priced an underwritten public offering of 3,709,394 shares of Class A common stock at $32.35 per share on behalf of certain selling member-owner stockholders who elected to participate in Premier’s October 31, 2014 share exchange process, as contemplated by a registration rights agreement executed in connection with Premier’s initial public offering.

The underwriters have been granted a 30-day option to purchase from Premier up to an additional 370,939 shares of Class A common stock at the public offering price, less the underwriting discount.

J.P. Morgan Securities LLC, BofA Merrill Lynch and Wells Fargo Securities, LLC acted as joint book-running managers for the offering. Citigroup, Raymond James, SunTrust Robinson Humphrey and William Blair acted as co-managers.

The offering will be made only by means of a prospectus supplement and the accompanying prospectuses. Copies of the prospectus supplement and accompanying prospectuses related to the offering may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 866.803.9204; BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attention: Prospectus Department or by emailing dg.prospectus_requests@baml.com; or Wells Fargo Securities, LLC, Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, by telephone at 800.326.5897 or by emailing cmclientsupport@wellsfargo.com.

Registration statements relating to these securities have been filed with the U.S. Securities and Exchange Commission and are effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of approximately 3,400 U.S. hospitals and 110,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, Premier enables better care and outcomes at a lower cost. Premier, a Malcolm Baldrige National Quality Award recipient, plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare.

Investor relations contact:

Jim Storey

Vice President, Investor Relations

704.816.5958

jim_storey@premierinc.com

Media contact:

Amanda Forster

Vice President, Public Relations

202.879.8004

amanda_forster@premierinc.com